Exhibit 99.1

In the news release, KinerjaPay Corp. Full Year 2017 Financial and Business Results, issued Feb. 5, 2018 by KinerjaPay Corp. over PR Newswire, we are advised by the company that the bullet points under '2017 Financial Highlights' in the 3rd paragraph of the release have changed, rather than as originally issued inadvertently. The complete, corrected release follows:

KinerjaPay Corp. Full Year 2017 Financial and Business Results

Gross Merchandise Volume (GMV) Grows 328% Year on Year

JAKARTA, Indonesia, Feb. 5, 2018 - KinerjaPay Corp. (KPAY), a digital payment and ecommerce platform, today announced its financial results for the year ended December 31, 2017.

"Our work at KinerjaPay is to help both consumers and business owners. We want our users to easily pay for everything on our platform, so business owners can expand their business, production, and sales force. We grew average revenue/user by 177% and GMV increased 328% as compared to 2016, which speaks to the enormous opportunity in the market," stated Edwin Ng, CEO of KinerjaPay Corp. "Throughout 2018 we will continue our efforts to build our presence in the market, by both seizing opportunities for expanding the services and features we offer, but also adding to our facilities and infrastructure."

2017 Financial Highlights (all figures in US Dollars)

Total average revenue per user for the year was $20.82, an 177% increase from the $7.51 in 2016.

GMV was $2.84 million, up 328% compared with $661,623 in 2016.

2017 Business Highlights

Total transactions continued to grow, increasing 192% in 2017, to 615.308, versus 320.224 total transactions reported in 2016.

KinerjaPay added 21 new partners to expand the business, brand awareness of both parties, and cross-company data sharing:

Partnership with 3 multi-finance companies in Indonesia (Columbia Cash & Credit, Mega Auto Finance and WOM Finance) to cover 1.5 their million active customers and 300 cities;

Partnership with Indonesian convenience store chain Alfamart and Indomaret. Both will allow customers to make payments on any transaction performed inside KinerjaPay platform;

Partnership with PT. 24 Jam Online, parent company of UniPin, one of Indonesia's leading gaming platforms. Consumers can purchase UniPin gaming vouchers across the KinerjaPay platform, and the Company will earn a commission on every transaction;

Partnership with Ace Legends, Singapore-Based Developer to support the launch of KinerjaGames. Company will host all the games currently published by Ace Legends on its own KinerjaGames platform;

Partnership with 3 top philanthropy companies in Indonesia (BAZNAS, Rumah Zakat, and DompetDhuafa) to enable our users to donate Zakat, Wakaf, Infaq, and buy Qurban on our platform;

Partnership with UBER. UBER will grant KinerjaPay users an exclusive promotion code for first-time users, valid for four rides. Users can initially redeem the Uber/KinerjaPay promotion code by creating a new account on the Company's eCommerce platform or meeting a spending threshold with KinerjaPay's proprietary KinerjaMall service. User/clients can then redeem their unique code directly in their KinerjaPay smartphone app to use the UBER service.

KinerjaPay participated in the Global Ventures Summit 2017. The event was held at the Bali Nusa Dua Convention Center, in Bali, Indonesia. In this event, Edwin Ng updated conference attendees on the Company's progress, with a specific focus on the issues associated with managing an Indonesian operation trading as a US listed company.

KinerjaPay presented at the Wall Street Conference at the Hilton Doubletree Hotel and Conference Center in Deerfield Beach/ Boca Raton, Florida.

KinerjaPay appointed Deddy Oktomeo as CEO of PT. Kinerja Pay Indonesia.

"2017 was quite a year for all of us at KinerjaPay. We've been through many developments, I am proud of both the tremendous growth of our company and the amazing teamwork that made our growth possible," added Mr. Ng. "There's still a lot of work ahead and we are all ready with the challenges."

About KinerjaPay

KinerjaPay enables consumers to "pay, play and shop" through its secure web portal and mobile applications. Based in Indonesia, the platform provides a secure payment solution as well as a growing virtual marketplace, where participants can buy and sell products and services. The Company also offers a number of in-app services that cater to mobile users, such as an eWallet, social engagement and digital entertainment related applications. KinerjaPay is also pursuing other eCommerce verticals including travel, fashion, gaming and productivity applications. The Company's services are available through its mobile applications and on its website at www.kinerjapay.com.

Notice Regarding Forward-Looking Statements
This press release may contain forward-looking statements, about KPAY's expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, KPAY or its representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "intend," "plan," "may," "should" or "anticipate" or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by KPAY with the U.S. Securities and Exchange Commission, press releases or oral statements made by or with the approval of one of KPAY's authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause KPAY's actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause KPAY 's actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in KPAY 's filings with the SEC. In addition, KPAY operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. KPAY does not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise. Please see the risk factors associated with an investment in our securities which are included in our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 11, 2016.